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                                                               EXHIBIT NO. 12(a)


               BALTIMORE GAS AND ELECTRIC COMPANY AND SUBSIDIARIES

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                 PREFERRED AND PREFERENCE DIVIDEND REQUIREMENTS


                                         9 Months Ended                                  12 Months Ended
                                         ----------------------------------------------------------------------------------------
                                            September       December       December      December        December       December
                                              2003            2002           2001          2000            1999           1998
                                           -----------    -----------    -----------    -----------    -----------    -----------
                                                                           (IN MILLIONS OF DOLLARS)

Income from Continuing Operations
  (Before Extraordinary Loss)              $    130.7     $    143.1     $     97.3     $    143.5     $    328.4     $    327.7
Taxes on Income                                  83.8           93.3           60.3           94.2          182.0          181.3
                                           -----------    -----------    -----------    -----------    -----------    -----------
Adjusted Income                            $    214.5     $    236.4     $    157.6     $    237.7     $    510.4     $    509.0
                                           -----------    -----------    -----------    -----------    -----------    -----------
Fixed Charges:
  Interest and Amortization of
    Debt Discount and Expense and
      Premium on all Indebtedness          $     85.6     $    142.1     $    158.8     $    186.8     $    206.4     $    255.3
    Capitalized Interest                            -              -              -              -            0.4            3.6
    Interest Factor in Rentals                    0.5            0.5            0.7            0.9            1.0            1.9
                                           -----------    -----------    -----------    -----------    -----------    -----------
    Total Fixed Charges                    $     86.1     $    142.6     $    159.5     $    187.7     $    207.8     $    260.8
                                           -----------    -----------    -----------    -----------    -----------    -----------

Preferred and Preference
  Dividend Requirements: (1)
    Preferred and Preference Dividends     $      9.9     $     13.2     $     13.2     $     13.2     $     13.5     $     21.8
    Income Tax Required                           6.4            8.6            8.2            8.7            7.5           12.0
                                           -----------    -----------    -----------    -----------    -----------    -----------
    Total Preferred and Preference
      Dividend Requirements                $     16.3     $     21.8     $     21.4     $     21.9     $     21.0     $     33.8
                                           -----------    -----------    -----------    -----------    -----------    -----------

Total Fixed Charges and Preferred
  and Preference Dividend Requirements     $    102.4     $    164.4     $    180.9     $    209.6     $    228.8     $    294.6
                                           ===========    ===========    ===========    ===========    ===========    ===========

Earnings (2)                               $    300.6     $    379.0     $    317.1     $    425.4     $    717.8     $    766.2
                                           ===========    ===========    ===========    ===========    ===========    ===========


Ratio of Earnings to Fixed Charges               3.49           2.66           1.99           2.27           3.45           2.94

Ratio of Earnings to Combined Fixed
  Charges and Preferred and Preference
  Dividend Requirements                          2.94           2.31           1.75           2.03           3.14           2.60


(1) Preferred and preference dividend requirements consist of an amount equal to the pre-tax earnings that would be required to meet dividend requirements on preferred stock and preference stock.

(2) Earnings are deemed to consist of income from continuing operations (before extraordinary loss) that includes earnings of BGE's consolidated subsidiaries, income taxes (including deferred income taxes and investment tax credit adjustments), and fixed charges other than capitalized interest.